Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is made and entered into this 3rd day of March 2020 (the “Effective Date”), by and between Semtech Corporation, a Delaware corporation (the “Company”), and James J. Kim (“Executive”).

RECITALS

Executive is currently employed by the Company as its Executive Vice President, Worldwide Sales. Executive has announced his intention to retire from the Company, and Executive and the Company desire to provide for the transition of Executive’s duties and responsibilities on the terms and conditions set forth herein.

Executive and the Company are parties to an Amended and Restated Indemnification Agreement dated as of November 29, 2010 (the “Indemnification Agreement”), an Invention Assignment and Secrecy Agreement dated as of March 24, 1986 (the “First Confidentiality Agreement”), and an Employee Confidentiality Agreement and Proprietary Rights Assignment dated as of May 27, 1998 (the “Second Confidentiality Agreement”).

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Company and Executive agree as follows:

1.    Retirement. Executive hereby voluntarily and irrevocably resigns his position as an officer and employee of the Company, and from each and every other position (as an officer, director, employee, member, manager and in any other capacity) with the Company and each of its affiliates that Executive may hold, effective April 3, 2020 (the “Separation Date”). As part of his transition, Executive acknowledges and agrees that the Company may change his title and responsibilities prior to the Separation Date, but Executive shall continue to report to the Company’s Chief Executive Officer until the Separation Date.

2.    Transition. Executive agrees to be reasonably available, if and as may be requested by the Company, over the period of one year following the Separation Date to provide such help and support as the Company may reasonably request regarding (a) the transition of the responsibilities and duties that Executive had prior to his retirement from the Company, and (b) such other matters as may be within the scope of Executive’s experience and knowledge with respect to the period of his employment with the Company. Executive’s services pursuant to this Section 2 shall be as an independent contractor to the Company (and not as an employee) for which he will be entitled to no additional compensation or benefits (beyond the compensation and benefits provided for in Section 3).

3.    Compensation. Executive agrees that the Company has paid Executive all wages, bonuses, commissions and any other compensation earned by Executive during his employment with the Company (or any of its affiliates). From the Effective Date through the Separation Date, the Company shall continue to pay Executive his regular base salary in accordance with the Company’s regular payroll practices and Executive shall continue to be eligible to participate in the Company’s health, welfare and retirement programs applicable to the Company’s employees generally (in accordance with the applicable terms and conditions of such programs as they are in effect from time to time). Executive has been paid his bonus for fiscal year 2020, and he will not be entitled to any bonus, equity award grant in, or other incentive with respect to fiscal year 2021. Executive’s past equity award grants from the Company will continue to be governed by the terms and conditions of the applicable written award agreements from the Company evidencing such awards. Following the Separation Date, Executive will not be entitled to receive any further compensation or benefits arising out of his employment or any other relationship with the Company or any of its affiliates, except as provided below in this Section 3. Executive agrees to promptly submit any business expenses he incurred during his employment with the Company (to the extent not previously reimbursed) in accordance with the Company’s expense reimbursement policies. Executive’s coverage under the Company’s group healthcare insurance plan will end for the month in which the Separation Date occurs; provided, however, that Executive will be eligible to continue healthcare coverage for Executive and his eligible dependents under the Company’s group health insurance plans in accordance with COBRA, provided that Executive makes a timely election for COBRA coverage and Executive pays the monthly COBRA premiums necessary to continue such coverage. Executive and the Company agree that, effective immediately, Executive is no longer a participant in the Semtech Corporation Executive Change in Control Retention Plan and that Executive is not (and will not be) entitled to benefits under any other severance plan, policy or arrangement of the Company or any of its affiliates.

In consideration of Executive’s agreements, transition support, and releases set forth in this Agreement, and subject to the Release Condition set forth below, the Company agrees to pay or provide Executive with (a) a total payment of $966,000 payable as set forth in the following sentence, and (b) the COBRA Benefit set forth in the following paragraph (together, the “Transition Benefits”). The total cash payment of $966,000 shall be payable in biweekly installment payments (approximately $37,153 per installment), with the first installment payable on April 17, 2020 and continuing on the Company’s regular pay dates until the final installment is paid approximately one year later. Each such installment payment shall be subject to all applicable withholding requirements as wages, including any withholding amounts that may be required in respect of the COBRA Benefit.

The “COBRA Benefit” is that the Company will (subject to the Release Condition) pay or reimburse Executive for his premiums charged to continue medical coverage pursuant to COBRA (including any applicable extension of Federal COBRA coverage through Cal-COBRA), at the same or reasonably equivalent medical coverage for Executive (and, if applicable, Executive’s eligible dependents) as in effect immediately prior to the Separation Date, to the extent that Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this paragraph shall commence with continuation coverage for the month following the month in which the Separation Date occurs and shall cease with continuation coverage for the twenty-third month following the month in which the Separation Date occurs (or, if earlier, shall cease upon the first to occur of Executive’s death, the date Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA or Cal-COBRA continuation coverage to Executive). To the extent Executive elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place. The Company’s obligations as to payments or reimbursements pursuant to this paragraph are subject to the Company’s ability to comply with applicable law and provide such benefit without resulting in adverse tax consequences. Executive agrees to make arrangements satisfactory to the Company to provide for any withholding amounts in connection with the COBRA Benefit, should any withholding be required in connection with the COBRA Benefit at a time when no payment is due to Executive pursuant to the immediately preceding paragraph.

Executive acknowledges and agrees that the Transition Benefits on the terms and conditions set forth above constitute payments and benefits that Executive would not otherwise be entitled to receive without entering into this Agreement and satisfying the Release Condition, and constitute valuable and adequate consideration for the terms, conditions, and releases provided by Executive in this Agreement and in the Release Agreement (as defined below). Notwithstanding anything to the contrary in this Agreement, if Executive revokes this Agreement or the Release Agreement, or any portion of either of them, pursuant to Section 4 of the Release Agreement or any revocation right provided by applicable law, then Executive shall have no obligation to provide transition services following the Separation Date pursuant to Section 2 and the Company shall have no obligation to pay or provide Executive with any of the Transition Benefits.

The “Release Condition” is that Executive must, on or following the Separation Date but not later than twenty-one days following the Separation Date, execute and return to the Company a Release Agreement in the form attached hereto as Exhibit A (“Release Agreement”) and Executive must not revoke such release pursuant to its terms or any revocation right afforded by applicable law.

4.    Confidentiality Agreement; Indemnification Agreement. Concurrently with entering into this Agreement, Executive and the Company are entering into a new Confidential Information, Non-Competition, Invention Assignment, and Non-Solicitation Agreement (the “New Confidentiality Agreement”). The New Confidentiality Agreement shall continue in full force and effect in accordance with its terms. The Indemnification Agreement shall remain in full force and effect in accordance with its terms.

5.    Miscellaneous.

5.1    Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

5.2    Amendments. This Agreement may not be modified or amended except in a writing signed by an authorized officer of the Company and by Executive.

5.3    No Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

5.4    Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

5.5    Assignment and Successors.

(a) This Agreement is personal to Executive and shall not be assignable by Executive. This Agreement shall be binding upon Executive’s heirs, executors, administrators and other legal representatives.

(b) The Company may assign its rights and obligations under this Agreement, and this Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

5.6    Tax Matters. The Company and Executive intend that all payments made and benefits provided under this Agreement are either exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt. The payments and benefits referenced and provided for in this Agreement are subject to all applicable withholding requirements. Except for the Company’s withholding right, Executive will be solely responsible for any and all taxes that may be due with respect to the payments and benefits referenced and provided for in this Agreement.

5.7    Entire Agreement. This Agreement, together with the Indemnification Agreement, the First Confidentiality Agreement, the Second Confidentiality Agreement, and the New Confidentiality Agreement (together, the “Integrated Agreement”), embodies the entire agreement of the parties hereto respecting the matters within its scope and is an integrated agreement. The Integrated Agreement supersedes all prior or contemporaneous agreements of the parties hereto and that directly or indirectly bear upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof or of any portion of the Integrated Agreement shall be deemed to have been merged into the Integrated Agreement, and to the extent inconsistent with the Integrated Agreement, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. The Integrated Agreement is a fully integrated agreement. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth in the Integrated Agreement.

Any written agreement evidencing an equity award previously granted by the Company to Executive is outside of the scope of the integration provisions of the preceding paragraph as to the terms and conditions of the award evidenced by such agreement.

5.8    Interpretation. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

5.9    Review of Agreement. Each party recognizes that this is a legally binding contract and acknowledges and agrees that it or he, as the case may be, has had the opportunity to consult with legal counsel of its or his own choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive specifically agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

5.10    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic transmission (including e-mail) if sent during normal business hours of the recipient, if not, then on the next business day; (iii) two days after being sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent: (x) if to the Company, to the Company at the address of its principal executive offices and to the attention of its General Counsel, (y) if to Executive, to Executive at his last address as reflected in the Company’s payroll records, or (z) in either case, at such other address as such party may designate by ten days advance written notice to the other party hereto.

5.11    Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

5.12    Headings; Construction. The section and paragraph headings and titles contained in this Agreement are inserted for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders and the neutral. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

5.13    Counterparts. Executive and the Company agree that this Agreement may be signed and/or transmitted in one or more counterparts by facsimile, e-mail of a .PDF, .TIF, .GIF, .JPG or similar attachment or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart, and that any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s hand-written signature. Executive and the Company further consent and agree that (a) to the extent a party signs this Agreement using electronic signature technology, by clicking “sign” (or similar acknowledgement of acceptance), such party is signing this Agreement electronically, and (b) electronic signatures appearing on this Agreement shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures.

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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the Effective Date first set forth above.

“EXECUTIVE”

/s/ James J. Kim
James J. Kim

“COMPANY”

Semtech Corporation,
a Delaware corporation

By:	/s/ Charles B. Ammann
Charles B. Ammann
Its: Executive Vice President, General Counsel and Secretary

EXHIBIT A

RELEASE AGREEMENT

1.    Resignation. I, James J. Kim (“I” or “Executive”) enter into this Release Agreement (this “Agreement”) and deliver it to Semtech Corporation, a Delaware corporation (the “Company”), pursuant to Section 3 of that certain Transition Agreement, dated March 3, 2020, by and between me and the Company (the “Transition Agreement”). I confirm that I resigned as an officer, employee, director, manager and in each and every other capacity with Semtech Corporation, a Delaware corporation (the “Company”) and each of its affiliates effective on April 3, 2020 (the “Separation Date”). I agree that I have been paid all compensation and benefits due from the Company and each of its affiliates (including, but not limited to, accrued vacation, salary, bonus, incentive, share of promote, and other wages), and that all payments due to me from the Company or any of its affiliates after the Separation Date shall be determined under the Transition Agreement.

2.    Release of Claims. I, on my own behalf and on behalf of my descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby fully and forever releases the Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from, and agree not to sue concerning, or in any manner institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that I may possess against any of the Releasees arising from any acts or omissions that have occurred up until and including the date and time that I sign this Agreement (collectively, “Claims”), including, without limitation, (a) any and all Claims relating to or arising from my employment relationship with the Company and the termination of that relationship; (b) any and all Claims for violation of any federal, state or municipal law, constitution, regulation, ordinance or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the federal Family Medical Leave Act; the California Business and Professions Code; the California Family Rights Act; the California Fair Employment and Housing Act; and the California Labor Code; and all amendments to each such law; (c) any and all Claims for any wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; personal injury; invasion of privacy; false imprisonment; and conversion; (d) any and all Claims for wages, benefits, severance, vacation, bonuses, commissions, equity, expense reimbursements, or other compensation or benefits; and (e) any and all Claims for attorneys’ fees, costs and/or penalties; provided, however, that the foregoing release does not apply to any obligation of the Company to me pursuant to any of the following: (1) the Transition Benefits provided for in the Transition Agreement; (2) any right to indemnification that I may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that I may in the future incur with respect to any service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (3) with respect to any rights that I may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical and dental coverage that I may have under COBRA; or (5) any rights to payment of benefits that I may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits me from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, I hereby do waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on my behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent me from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. I acknowledge and agree that I have received any and all leave and other benefits that I have been and am entitled to pursuant to the Family and Medical Leave Act of 1993.

3.    Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, I hereby expressly waive any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

I acknowledge that I later may discover claims, demands, causes of action or facts in addition to or different from those which I now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, I hereby waive, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

4.    ADEA Waiver. I expressly acknowledge and agree that by entering into this Agreement, I am waiving any and all rights or claims that I may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. This waiver and release do not, however, apply to any rights or claims that may arise under the ADEA after the date I sign this Agreement. I further expressly acknowledge and agree that:

(a)    In return for this Agreement, I will receive consideration beyond that which I was already entitled to receive before executing this Agreement;

(b)    I am hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c)    I was given a copy of this Agreement on the Separation Date, and informed that I had twenty-one (21) days within which to consider this Agreement and that if I wished to execute this Agreement prior to the expiration of such 21-day period I will have done so voluntarily and with full knowledge that I am waiving my right to have twenty-one (21) days to consider this Agreement; and that such twenty-one (21) day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such twenty-one (21) day period after I received it;

(d)    I was informed that I had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if I elect revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that I exercise this revocation right, neither the Company nor I will have any obligation under this Agreement, I shall have no obligation to provide transition services following the Separation Date pursuant to Section 2 of the Transition Agreement, and the Company shall have no obligation to pay or provide me with any of the Transition Benefits provided for in the Transition Agreement. Any notice of revocation must be sent by me in writing to the Company (attention Charles B. Ammann, General Counsel), 200 Flynn Road, Camarillo, California 93012, so that it is received within the seven-day period following execution of this Agreement by me.

(e)    Nothing in this Agreement prevents or precludes me from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

5.    No Transferred Claims. I represent and warrant that I have not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

6.    Return of Property. I represent and warrant that I have returned to the Company (a) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized electronic information, that refer, relate or otherwise pertain to the Company or any of its affiliates that were in my possession, subject to my control or held by me for others; and (b) all property or equipment that I have been issued by the Company or any of its affiliates during the course of my employment or property or equipment that I otherwise possessed, including any keys, credit cards, office or telephone equipment, computers (and any software, power cords, manuals, computer bag and other equipment that was provided to me with any such computers), tablets, smartphones, and other devices. I acknowledge and agree that I am not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and am not authorized to retain any property or equipment of the Company or any of its affiliates. I further agree that I will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any of its affiliates that has been or is inadvertently directed to me following the Separation Date.

7.    Miscellaneous.

7.1    Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

7.2    Reliance; Amendments. The Company and the other Releasees are entitled to rely on this Agreement and, except as provided in Section 4, this Agreement is irrevocable by me and cannot be unilaterally changed by me. This Agreement may not be modified or amended, in whole or in part, except in a formal, definitive written agreement expressly referring to this Agreement, which agreement is signed by an authorized officer of the Company and by me.

7.3    No Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be binding unless in writing and signed by the party asserted to have granted such waiver.

7.4    Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or an arbitrator, as the case may be, to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.5    Assignment and Successors.

(a)    This Agreement is personal to me and shall not be assignable by me. This Agreement shall be binding upon my heirs, executors, administrators and other legal representatives. In the event I die prior to receiving the full amount of the payments due to me pursuant to this Agreement, any remaining payments due to me shall be paid to my estate.

(b)    The Company may assign its rights and obligations under this Agreement, and this Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

7.6    No Representations. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter of this Agreement, except as expressly set forth in this Agreement or in the Transition Agreement.

7.7    Interpretation. I have cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

7.8    Review of Agreement. I recognize that this is a legally binding contract and acknowledge and agree that I have had the opportunity to consult with legal counsel of my own choice. I specifically acknowledge and agree that I have read and understand this Agreement and the releases it contains, am entering into this Agreement freely and voluntarily, and have been advised to seek counsel prior to entering into this Agreement and have had ample opportunity to do so.

7.9    Headings; Construction. The section and paragraph headings and titles contained in this Agreement are inserted for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders and the neutral. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

7.10    Electronic Signatures. This Agreement may be signed and/or transmitted by facsimile, e-mail of a .PDF, .TIF, .GIF, .JPG or similar attachment or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), it being understood that any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s hand-written signature. I further consent and agree that (a) to the extent I sign this Agreement using electronic signature technology, by clicking “sign” (or similar acknowledgement of acceptance), I am signing this Agreement electronically, and (b) electronic signatures appearing on this Agreement shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures.

7.11    No Wrongdoing. This Agreement constitutes a compromise and settlement of any and all potential disputed claims. No action taken by either me or the Company, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other or to any third party.

7.12    No Liens. I represent and warrant that (a) I have the capacity to act on my own behalf and on behalf of all who might claim through me to bind them to the terms and conditions of this Agreement; and (b) there are no liens or claims of any lien or assignment in law or equity or otherwise of or against any of the claims released in this Agreement.

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I have read the foregoing Release Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this      day of          2020, at                      County, California.

“Executive”

James J. Kim

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